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                                                                     Exhibit 4.7

                             CONSENT TO EQUITY SALES

     THIS CONSENT TO EQUITY SALES (this "Consent") is made and delivered by HEARST COMMUNICATIONS, INC. (the "Undersigned") to and for the benefit of LOCAL.COM CORPORATION, a Delaware corporation (the "Company") as of this 31st day of July 2007.

                                    RECITALS

     This Consent is made with reference to the following facts and objectives:

     A. The Undersigned and the Company entered into a Purchase Agreement dated February 22, 2007 and an Amendment No. 1 to Purchase Agreement dated March 29, 2007 (together, the "Agreement").

     B. On July 9, 2007 the Company's Registration Statement on Form S-3 registering for resale the shares issued in connection with the Agreement was made effective by the SEC (the "Effective Date").

     C. Pursuant to Section 7.9 of the Agreement the Company cannot, without the written consent of the Undersigned, issue shares of its common stock or common stock equivalents for a period of 90 days after the Effective Date.

     D. The Company desires to obtain the Undersigned's written consent in order to have flexibility to effect possible financing transactions pursuant to which the Company would be permitted to issue common stock and common stock equivalents during the time period described in Section 7.9 of the Agreement (the "Equity Transactions"), it being acknowledged by the Company that the Undersigned has no knowledge of any specific transaction or financing plans that the Company may be contemplating.

     E. Pursuant to the Agreement, the Company issued to the Undersigned (i) a warrant to purchase an aggregate of 597,015 shares of common stock of the Company at an exercise price (subject to adjustment) of $4.82 per share (the "Series A Warrant") and (ii) a warrant to purchase an aggregate of 597,015 shares of common stock of the Company at an exercise price (subject to adjustment) of $5.63 per share (the "Series B Warrant" and together with the Series A Warrant, the "Warrants").

     F. In consideration of the Undersigned's consent to any Equity Transactions, the Company desires to reduce the exercise price per share of each of the Warrants by fifty cents ($0.50.) so that the Series A Warrant would have an exercise price of $4.32 per share and the Series B Warrant would have an exercise price of $5.13 per share.

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                                    AGREEMENT

     NOW, THEREFORE, for and in consideration of the foregoing recitals and the respective promises and agreements of the parties set forth herein, the parties agree as follows:

     1. DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Warrants.

     2. CONSENT. Provided that the Company files a Form 8-K disclosing the terms of this Consent no later than 5:00 p.m., New York time, on August 1, 2007, the Undersigned hereby waives (i) the application of
          Section 7.9 of the Agreement to the extent that such section would prohibit the Company from engaging in any Equity Transactions during the 90 day period following the Effective Date and (ii) its Right of First Refusal pursuant to Section 7.12 of the Agreement only with respect to any Equity Transaction that occurs during the 90 day period following the Effective Date.

     3. WARRANT PRICE. The Company agrees that the Warrants are hereby amended so that the exercise price per share of the Series A Warrant is decreased to $4.32 per share and the exercise price per share of the Series B Warrant is decreased to $5.13 per share. The Company agrees that the Undersigned may at any time deliver to the Company any warrant that may have been issued to the Undersigned in exchange for replacement warrants reflecting the new exercise prices without any charge to the Undersigned.

     4. MISCELLANEOUS. Except as modified and amended pursuant to this Consent, the Agreement and the Warrants shall remain in full force and effect. This Consent may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Consent will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

     5. GOVERNING LAW. This Consent shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the choice of law principles thereof.


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     IN WITNESS WHEREOF, the parties have executed this Consent as of the day and year first above written.

                                       LOCAL.COM CORPORATION
                                       a Delaware corporation


                                       By: /s/ Douglas S. Norman
                                           -------------------------------------
                                       Name: Douglas S. Norman
                                       Title: CFO


                                       HEARST COMMUNICATIONS, INC.


                                       By: /s/ Kenneth A. Bronfin
                                           -------------------------------------
                                       Name: Kenneth A. Bronfin
                                       Title: President Hearst Interactive Media


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